Exhibit 10.11

RIGHT OF FIRST REFUSAL AGREEMENT

RIGHT OF FIRST REFUSAL AGREEMENT (this “Agreement”) is entered into as of July 20, 2020 (the “Effective Date”), by and between ELDORADO RESORTS, INC., a Nevada corporation (to be renamed Caesars Entertainment, Inc. and converted to a Delaware corporation on the date hereof) (“Eldorado”), and VICI PROPERTIES L.P., a Delaware limited partnership (“Propco”).

RECITALS:

A.    Certain Subsidiaries (as defined below) of Propco (individually or collectively, as the context may require, “Propco Landlord”) and certain Subsidiaries of Eldorado (individually or collectively, as the context may require, “Eldorado Tenant”) have entered into that certain Lease (Non-CPLV), dated as of October 6, 2017 (as amended by (i) that certain First Amendment to Lease (Non-CPLV), dated December 22, 2017, (ii) that certain Second Amendment to Lease (Non-CPLV) and Ratification of SNDA, dated February 16, 2018, (iii) that certain Third Amendment to Lease (Non-CPLV), dated April 2, 2018, (iv) that certain Fourth Amendment to Lease (Non-CPLV), dated December 26, 2018, and (v) that certain Fifth Amendment to Lease (Non-CPLV) dated as of the date hereof (which Lease was renamed, effective as of the date hereof, the “Regional Lease”), and as may be further amended, restated or otherwise modified from time to time, the “Regional Lease”), pursuant to which Propco Landlord leases to Eldorado Tenant certain real property as more particularly described therein.

B.    On June 24, 2019, Eldorado and Propco, and/or their respective Affiliates, entered into that certain Master Transaction Agreement (as amended, restated or otherwise modified from time to time, the “Master Transaction Agreement”).

C.    In accordance with the terms of the Master Transaction Agreement, Eldorado, on behalf of itself and its Affiliates, desires to grant to Propco, and Propco, on behalf of itself and its Affiliates, desires to accept from Eldorado, certain rights of first refusal with respect to certain opportunities with respect to the ROFR Property (as defined below), in accordance with the terms, conditions and procedures set forth in this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Eldorado and Propco hereby agree as follows:

1.    Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. In no event shall Eldorado or any of its Affiliates, on the one hand, or Propco or any of its Affiliates, on the other hand, be deemed to be an Affiliate of the other party as a result of this Agreement, the Regional Lease or any “Other Lease” (as defined in the Regional Lease) and/or as a result of any consolidation for accounting purposes by Eldorado (or its Subsidiaries) or Propco (or its Affiliates) of the other such party or the other such party’s Affiliates.

“Agreement” shall have the meaning set forth in the Preamble.

“Alternate Propco ROFR Terms” shall have the meaning set forth in Section 2(d).

“Applicable Law” means all (a) statutes, laws, rules, regulations, ordinances, codes or other legal requirements of any federal, state or local governmental authority, board of fire underwriters and similar quasi-governmental authority, including, without limitation, any legal requirements under any Gaming Laws, and (b) judgments, injunctions, policies, orders or other similar requirements of any court, administrative agency or other legal adjudicatory authority.

“Arbitration Panel” shall have the meaning set forth in Section 3(a).

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which national banks in the City of New York, New York are authorized, or obligated, by law or executive order, to close.

“CBAC” means CBAC Gaming, LLC, a Delaware limited liability company, and its successors and assigns.

“Control” (including the correlative meanings of the terms “Controlled by” and “under common Control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, partnership interests, other equity interests or otherwise.

“CRBH” means CR Baltimore Holdings, LLC, a Delaware limited liability company, and its successors and assigns.

“Effective Date” shall have the meaning set forth in the Preamble.

“Eldorado” shall have the meaning set forth in the Preamble.

“Eldorado Closing Period” shall have the meaning set forth in Section 2(d).

“Eldorado Licensing Event” means: (a) either (1) a communication (whether oral or in writing) by or from any Gaming Authority to Propco or any of its Affiliates or other action by any Gaming Authority that indicates that such Gaming Authority may find that, or (2) a determination by Propco, in its sole but reasonable discretion and pursuant to customary internal processes that, the association of any member of the Eldorado Subject

Group with Propco or any of its Affiliates is likely to, (i) result in a disciplinary action relating to, or the loss of, inability to reinstate or failure to obtain, any registration, application or license or any other rights or entitlements held or required to be held by Propco or any of its Affiliates under any Gaming Law, or (ii) violate any Gaming Law to which Propco or any of its Affiliates is subject; or (b) any member of the Eldorado Subject Group is required to be licensed, registered, qualified or found suitable under any Gaming Law, and such Person is not or does not remain so licensed, registered, qualified or found suitable within any applicable timeframes required by the applicable Gaming Authority, or, after becoming so licensed, registered, qualified or found suitable, fails to remain so. For purposes of this definition, an “Affiliate” of Propco includes any Person for which Propco or its Affiliate is providing management or consulting services with respect to Gaming Activities.

“Eldorado Marketing and Negotiation Period” shall have the meaning set forth in Section 2(d).

“Eldorado Panel Member” shall have the meaning set forth in Section 3(b).

“Eldorado Related Party” shall mean, collectively or individually, as the context may require, Eldorado, any holding company that directly or indirectly owns one hundred percent (100%) of the equity interests of Eldorado, and any Affiliates of Eldorado (including, without limitation, Eldorado Tenant).

“Eldorado Subject Group” means Eldorado, Eldorado’s Affiliates and its and their principals, direct or indirect shareholders, officers, directors, agents, employees and other related Persons (including in the case of any trusts or similar Persons, the direct or indirect beneficiaries of such trust or similar Persons), excluding Propco and its Affiliates.

“Eldorado Tenant” shall have the meaning set forth in the Recitals.
“Excluded Opportunity” means any transaction for which (or with respect to which) (i) the opco/propco structure contemplated by this Agreement would be prohibited by Applicable Law (including zoning regulations and/or any applicable use restrictions or easements or encumbrances), or which would require governmental consent, approval, license or authorization (unless such consent, approval, license or authorization has been received or is anticipated to be received prior to the consummation of such transaction), provided that the applicable parties shall use reasonable, good faith efforts to obtain any such consent, approval, license or authorization, as applicable or (ii) Eldorado and its Subsidiaries do not have the ability, or are not permitted, under the Horseshoe Baltimore Operating Agreements to provide Propco with the opportunity contemplated by this Agreement, provided that Eldorado shall use commercially reasonable, good faith efforts to obtain the applicable third parties’ approval to grant Propco such opportunity in the event that such parties determine to enter into a Propco Opportunity Transaction.

“Financial Information” shall have the meaning set forth in Section 2(b).

“Gaming Activities” means the conduct of gaming and gambling activities, race books and sports pools, or the use of gaming devices, equipment and supplies in the operation of a casino, simulcasting facility, card club or other enterprise, including, without limitation, slot machines, video gaming or lottery terminals, gaming tables, cards, dice, gaming chips, player tracking systems, cashless wagering systems, mobile gaming systems, poker tournaments, inter-casino linked systems and related and associated equipment, supplies and systems.

“Gaming Authority” or “Gaming Authorities” means, individually or in the aggregate, as the context may require, any foreign, federal, state or local governmental entity or authority, or any department, commission, board, bureau, agency, court or instrumentality thereof, that holds regulatory, licensing or permit authority, control or jurisdiction over Gaming Activities or related activities.

“Gaming Laws” means any Applicable Law regulating or otherwise pertaining to the ownership, control or jurisdiction over Gaming Activities or related activities.

“Horseshoe Baltimore Operating Agreements” means (a) that certain Amended and Restated Operating Agreement of CR Baltimore Holdings, LLC, dated as of October 23, 2012 and (b) that certain Second Amended and Restated Operating Agreement of CBAC Gaming, LLC, dated as of October 23, 2012, in each case as amended, restated, supplemented or otherwise modified, provided that from and after the date hereof Eldorado and its Affiliates shall not consent to any such amendment, restatement, supplement or other modification that would reasonably be expected to be adverse to Propco’s rights with respect to Propco Opportunity Transactions hereunder.

“Licensing Period” shall have the meaning set forth in Section 2(f).

“Master Transaction Agreement” shall have the meaning set forth in the Recitals.

“Opco/Propco Transaction” shall have the meaning set forth in Section 4(r).

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other form of entity.

“Propco” shall have the meaning set forth in the Preamble.
“Propco Election Period” means a period of thirty (30) days following Propco’s receipt of the applicable Propco Opportunity Package.

“Propco Landlord” shall have the meaning set forth in the Recitals.
“Propco Licensing Event” means: (a) either (1) a communication (whether oral or in writing) by or from any Gaming Authority to Eldorado or any of its Affiliates or other action by any Gaming Authority that indicates that such Gaming Authority may find that, or (2) a determination by Eldorado, in its sole but reasonable discretion and pursuant to customary internal processes that, the association of any member of the Propco Subject Group with Eldorado or any of its Affiliates is likely to (i) result in a disciplinary action relating to, or the loss of, inability to reinstate or failure to obtain, any registration, application or license or any other rights or entitlements held or required to be held by Eldorado or any of its Affiliates under any Gaming Law, or (ii) violate any Gaming Law to which Eldorado or any of its Affiliates is subject; or (b) any member of the Propco Subject Group is required to be licensed, registered, qualified or found suitable under any Gaming Law, and such Person is not or does not remain so licensed, registered, qualified or found suitable within any applicable timeframes required by the applicable Gaming Authority, or, after becoming so licensed, registered, qualified or found suitable, fails to remain so. For purposes of this definition, an “Affiliate” of Eldorado includes any Person for which Eldorado or its Affiliate is providing management or consulting services with respect to Gaming Activities.

“Propco Opportunity Package” shall have the meaning set forth in Section 2(b).

“Propco Opportunity Transaction” means any transaction or series of related transactions pursuant to which Eldorado or any of the Eldorado Related Parties proposes to enter into, or, to the extent within their control, cause or permit to be entered into, a sale leaseback transaction or Opco/Propco Transaction with respect to the ROFR Property, excluding, however, any Excluded Opportunity.

“Propco Panel Member” shall have the meaning set forth in Section 3(b).

“Propco ROFR” shall have the meaning set forth in Section 2(c).

“Propco ROFR Discussion Period” shall have the meaning set forth in Section 2(e).

“Propco Subject Group” means Propco, Propco’s Affiliates and its and their principals, direct or indirect shareholders, officers, directors, agents, employees and other related Persons (including in the case of any trusts or similar Persons, the direct or indirect beneficiaries of such trust or similar Persons), excluding Eldorado and its Affiliates.

“Purchase Agreement” shall have the meaning set forth in Section 2(e).
“Regional Lease” shall have the meaning set forth in the Recitals.
“Regional Lease Amendment” shall mean an amendment to the Regional Lease on the terms set forth in the Propco Opportunity Package and the Term Sheet, pursuant to which (a) the ROFR Property will be added to the Regional Lease as a leased property thereunder, (b) an Affiliate of Propco will join the Regional Lease as a landlord thereunder, (c) an Affiliate of Eldorado will join the Regional Lease as a tenant thereunder, (d) such Affiliate of Propco, as landlord, will lease the ROFR Property to such Affiliate of Eldorado, as tenant, (e) the annual rent under the Regional Lease will be increased by the ROFR Property Rent and (f)

the other terms set forth in the applicable Propco Opportunity Package shall be implemented. For the avoidance of doubt, upon the effectiveness of the Regional Lease Amendment, the existing guaranty by Eldorado to Propco Landlord with respect to the Regional Lease shall also be amended by Eldorado and Propco Landlord (or reaffirmed by Eldorado) in form reasonably acceptable to Propco Landlord to reflect that Eldorado’s obligations under such guaranty also apply to the ROFR Property and to Eldorado Tenant’s obligations under the Regional Lease (as amended by the Regional Lease Amendment).

“REIT” shall have the meaning set forth in Section 4(q).
“ROFR Lease” shall mean (i) if, at the time a Propco Opportunity Transaction is presented to Propco pursuant to Section 2, the owner of the ROFR Property is wholly owned, directly or indirectly, by Eldorado, a Regional Lease Amendment (unless Propco elects in its sole and absolute discretion to lease the ROFR Property to an Affiliate of Eldorado pursuant to a Single Property ROFR Lease) and (ii) otherwise, a lease pursuant to which an Affiliate of Propco, as landlord, leases the ROFR Property to an Affiliate of Eldorado, as tenant, with such lease to be substantially in the form of the Regional Lease, revised as applicable solely to reflect a single property, in each case pursuant to which the terms set forth in the Term Sheet and the applicable Propco Opportunity Package shall be implemented (such lease described in this clause (ii), a “Single Property ROFR Lease”).
“ROFR Property” means that certain real property together with the real property improvements thereon (together with related fixtures and other related property) located at 1525 Russell Street and 1555 Warner Street, Baltimore, MD 21230, and more particularly described on Exhibit B attached hereto, commonly known as “Horseshoe Baltimore Maryland Casino” (the “Casino”), and including any adjacent or ancillary property and improvements forming part of, or relating to, the Casino (whether now owned by an Eldorado Related Party or hereafter acquired).

“ROFR Property Rent” means the amount of annual rent (excluding, for the avoidance of doubt, additional charges and pass-through expenses) that Eldorado proposes be paid for the ROFR Property in the applicable Propco Opportunity Package.

“Subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, limited liability company, partnership, association or other business entity (a) of which securities or other ownership interests representing more than fifty percent (50%) of the equity, or more than fifty percent (50%) of the ordinary voting power or more than fifty percent (50%) of the general partnership interests or managing membership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent.

“Term Sheet” shall have the meaning set forth in Section 2(b).

“Third Panel Member” shall have the meaning set forth in Section 3(b).

“Third Party Lease” shall have the meaning set forth in Section 2(e).

“VICI REIT” shall have the meaning set forth in Section 4(q).

2.    Right of First Refusal in Favor of Propco.

(a)    From and after the Effective Date, Eldorado shall not, and shall cause the Eldorado Related Parties not to, consummate or, to the extent within their control, permit the consummation of any Propco Opportunity Transaction, without first providing to Propco an opportunity to cause Affiliates of Propco to own and lease, as applicable, the ROFR Property and cause the ROFR Property to be leased or sub-leased, as applicable, to Affiliates of Eldorado in accordance with the procedures set forth in this Section 2.

(b)    Prior to Eldorado or any Eldorado Related Party consummating, or to the extent within their control, permitting the consummation of, any Propco Opportunity Transaction, Eldorado shall deliver to Propco a package of information describing such Propco Opportunity Transaction and the terms upon which Affiliates of Eldorado would lease or sub-lease the ROFR Property (the “Propco Opportunity Package”), including, without limitation, the following information (subject to execution of a customary non-disclosure agreement): (i) whether the ROFR Property is owned by Eldorado, an Affiliate of Eldorado or CBAC, CRBH or a Subsidiary thereof in fee or leased from a third party; (ii) the material acquisition terms, including, without limitation, the purchase price and the expected timeline for and a description of the proposed structure of such Propco Opportunity Transaction; (iii) three (3) years of audited (to the extent reasonably available; otherwise unaudited) financial statements of the ROFR Property or the owner of the ROFR Property, as applicable (the “Financial Information”); (iv) a description of the regulatory framework applicable to the ROFR Property, including the amount and timing of any licensing fees and gaming taxes with respect thereto; and (v) a term sheet setting forth proposed terms of the ROFR Lease, which term sheet shall include, without limitation, Eldorado’s proposal for the initial ROFR Property Rent and Eldorado’s proposal for ROFR Property Rent adjustments thereafter (including annual escalations and allocations of fixed and variable rent if applicable) and, if the ROFR Lease is a lease under clause (i) of the definition of ROFR Lease, the other items set forth on Exhibit A (the “Term Sheet”). Promptly upon Propco’s reasonable request therefor, Eldorado shall provide to Propco additional information related to the Propco Opportunity Transaction, to the extent such information is reasonably available to Eldorado.

(c)    Propco may elect, in its sole and absolute discretion, to exercise its right to cause its Affiliate to own or lease the ROFR Property and cause the ROFR Property to be leased or sub-leased to Affiliates of Eldorado or CBAC, CRBH or a Subsidiary thereof in accordance with the terms set forth in the Propco Opportunity Package (the “Propco ROFR”), which Propco ROFR shall be exercisable by written notice thereof from Propco to Eldorado prior to the expiration of the Propco Election Period. If Propco does not so exercise the Propco ROFR prior to the expiration of the Propco Election Period, then Propco shall be deemed to have waived the Propco ROFR with respect to the applicable Propco Opportunity Transaction only.

(d)    If Propco waives (or is deemed to have waived) the Propco ROFR with respect to a Propco Opportunity Transaction, then Eldorado (or the applicable Eldorado Related Party) shall be free to consummate (or permit the consummation of) the Propco Opportunity Transaction without Propco’s (or its Affiliates’) involvement, and, if applicable, upon terms not materially more favorable to the applicable purchaser/lessor of the ROFR Property (if any) than those presented to Propco in the Propco Opportunity Package. If at any time following Propco’s waiver (or deemed waiver) of such Propco Opportunity Transaction, Eldorado (or the applicable Eldorado Related Party) desires to consummate (or permit the consummation of) such Propco Opportunity Transaction with a purchaser/lessor upon terms that are materially more favorable to the applicable purchaser/lessor than those presented to Propco in the Propco Opportunity Package (the “Alternate Propco ROFR Terms”), then the provisions of this Section 2 shall be reinstated with respect to such Propco Opportunity Transaction, and Eldorado shall be required to deliver to Propco a new Propco Opportunity Package (except that such Propco Opportunity Package shall reflect the Alternate Propco ROFR Terms in lieu of the ROFR Property Rent and other Propco ROFR terms initially included in the Propco Opportunity Package) and otherwise comply once again with the procedures set forth herein prior to consummating (or permitting the consummation of) such Propco Opportunity Transaction, except that the Propco Election Period will be twenty (20) days in lieu of thirty (30) days. If Propco waives (or is deemed to have waived) the Propco ROFR, Eldorado (or the applicable Eldorado Related Party or CBAC, CRBH or a Subsidiary thereof) shall have (i) a period of one hundred twenty (120) days (the “Eldorado Marketing and Negotiation Period”) following such waiver or deemed waiver, as applicable, in which to execute definitive purchase and lease agreements with a third party on terms not materially more favorable than those presented to Propco in the Propco Opportunity Package, and (ii) in the event such definitive agreements are executed in such one hundred twenty (120) day period, an additional period of one hundred eighty (180) days (the “Eldorado Closing Period”) from the execution thereof in which to consummate the Propco Opportunity Transaction (provided, that the Eldorado Closing Period may be extended by Eldorado for an additional ninety (90) days, if at the time of extension Eldorado and/or its Affiliates and/or CBAC, CRBH or a Subsidiary thereof and the applicable purchaser/lessor are diligently proceeding to close their transaction and reasonably expect that such transaction will close within such period). If, at the end of the Eldorado Marketing and Negotiation Period or the Eldorado Closing Period (subject to extension as set forth above), as applicable, such definitive agreements have not been executed or the Propco Opportunity Transaction has not been consummated, as applicable, then the provisions of this Section 2 shall be reinstated with respect to such Propco Opportunity Transaction, and Eldorado shall be required to deliver to Propco a new Propco Opportunity Package and otherwise comply once again with the procedures set forth herein prior to consummating such Propco Opportunity Transaction.

(e)    If Propco exercises the Propco ROFR with respect to a Propco Opportunity Transaction, then Eldorado (or the applicable Eldorado Related Party) and Propco shall proceed with the Propco Opportunity Transaction and shall structure the Propco Opportunity Transaction in a manner that allows the ROFR Property to be owned or leased (in the event the ROFR Property is then leased by Eldorado or its Affiliates as tenant from a third party (“Third Party Lease”)), as applicable, by an Affiliate of Propco and leased or sub-leased, as applicable, to Affiliates of Eldorado or CBAC, CRBH or a Subsidiary thereof pursuant to the ROFR Lease; provided that the structure of the Propco Opportunity Transaction as an asset sale or a sale of equity interests shall be as mutually agreed between Eldorado and Propco; and provided further, that if structured as a sale of equity interests, the equity shall be of a newly formed entity disregarded as separate from Eldorado (or the applicable Eldorado Related Party) for U.S. federal income tax purposes and the only assets of which are the ROFR Property and the only liabilities of which are customary property related liabilities. Eldorado and Propco shall use good faith, commercially reasonable efforts, for a period of ninety (90) days following the date on which Propco exercises the Propco ROFR, which such period may be extended upon the mutual agreement of Eldorado and Propco (the “Propco ROFR Discussion Period”), to (i) negotiate and enter into (or cause their applicable Affiliates or CBAC, CRBH or a Subsidiary thereof to enter into) a purchase and sale agreement for the ROFR Property (the “Purchase Agreement”), the ROFR Lease and any other agreements to be executed in connection with the foregoing and (ii) complete due diligence of the ROFR Property. If, despite the good faith, commercially reasonable efforts of Propco and Eldorado, the parties are unable to reach agreement on the terms and conditions of the Purchase Agreement, the ROFR Lease or any other agreements to be executed in connection with the foregoing prior to the expiration of the Propco ROFR Discussion Period, then, upon the expiration of the Propco ROFR Discussion Period, either (1) the terms and conditions of the Purchase Agreement and the ROFR Lease shall be established pursuant to arbitration in accordance with the procedures set forth in Section 3 (other than the specific terms thereof which were expressly set forth in the Propco Opportunity Package and the Term Sheet which shall not be subject to arbitration), or (2) solely with the written consent of Propco (which may be granted or withheld in Propco’s sole and absolute discretion), Eldorado (or the applicable Eldorado Related Party) shall be free to consummate or permit the consummation of the Propco Opportunity Transaction without Propco’s (or its Affiliates’) involvement, in accordance with, and subject to the conditions of, Section 2(d) (and Propco shall be deemed to have waived the Propco ROFR with respect to the applicable Propco Opportunity Transaction only). For the avoidance of doubt, in the event arbitration is commenced during the Propco ROFR Discussion Period, the Propco ROFR Discussion Period shall be tolled for the duration of such arbitration.

(f)    Following the expiration of the Propco ROFR Discussion Period (or receipt of a final decision by the Arbitration Panel, as applicable), Eldorado, Propco and their respective Affiliates (as applicable) shall have one hundred eighty (180) days, to obtain all applicable licenses, qualifications or approvals from all Gaming Authorities necessary for Propco and its Affiliates (as applicable) to own the ROFR Property and lease the ROFR Property to Eldorado or its Affiliates or CBAC, CRBH or Subsidiary thereof, as applicable, and for Eldorado and its Affiliates or CBAC, CRBH or a Subsidiary thereof, as applicable, to sell the ROFR Property (including the Third Party Lease, if applicable) to and lease the ROFR Property from Propco and its Affiliates (the “Licensing Period”), provided that such period may be extended by Eldorado or Propco or their respective Affiliates, as applicable, by up to an additional ninety (90) days if, in such party’s reasonable discretion, it is reasonably likely that such party or its Affiliates will obtain such licenses, qualifications or approvals during such period. Eldorado, Propco and their respective Affiliates shall cooperate during the Licensing Period in promptly seeking to obtain all such licenses, qualifications or approvals (including supplying the other party with any information which may be required in order to obtain such licenses, qualifications or approvals, and responding as promptly as practicable to any inquiry or request received from any Gaming Authority for additional information or documentation). If, on or prior to the expiration of the Licensing Period, as extended pursuant to the foregoing, Propco and its Affiliates (as applicable) are unable to obtain all such necessary licenses, qualifications and approvals, then Eldorado (or the applicable Eldorado Related Party) shall be free to consummate the Propco Opportunity Transaction without Propco’s (or its Affiliates’) involvement (and Propco shall be deemed to have waived the Propco ROFR with respect to the applicable Propco Opportunity Transaction only). For the avoidance of doubt, in the event arbitration is commenced during the Licensing Period, the Licensing Period shall be tolled for the duration of such arbitration.

3.    Arbitration.

(a)    Any dispute regarding establishing (but not interpreting) the terms and conditions of the Purchase Agreement or the ROFR Lease (other than any such terms expressly set forth in the Term Sheet or the Propco Opportunity Package) or the implementation of the terms of this Agreement so as to give full force and effect to the purpose and intent hereof, as applicable, shall be submitted to and determined by an arbitration panel comprised of three members (the “Arbitration Panel”). No more than one panel member may be with the same firm, and no panel member may have an economic interest in the outcome of the arbitration. In addition, each panel member shall have at least twenty (20) years of experience as an arbitrator and at least ten (10) years of experience in a profession that directly relates to the ownership, operation, financing or leasing of gaming facilities.

(b)    The Arbitration Panel shall be selected as set forth in this Section 3(b). Within five (5) Business Days after the expiration of the Propco ROFR Discussion Period, Eldorado shall select and identify to Propco a panel member that meets the criteria set forth in Section 3(a) (the “Eldorado Panel Member”) and Propco shall select and identify to Eldorado a panel member that meets the criteria set forth in Section 3(a) (the “Propco Panel Member”). If a party fails to timely select its respective panel member, the other party may notify such party in writing of such failure, and if such party fails to select its respective panel member within three (3) Business Days after receipt of such notice, then such other party may select and identify to such party such panel member on such party’s behalf. Within five (5) Business Days after the selection of the Eldorado Panel Member and the Propco Panel Member, the Eldorado Panel Member and the Propco Panel Member shall jointly select a third panel member that meets the criteria set forth in Section 3(a) (the “Third Panel Member”). If the Eldorado Panel Member and the Propco Panel Member fail to timely select the Third Panel Member and such failure continues for more than three (3) Business Days after written notice of such failure is delivered to the Eldorado Panel Member and Propco Panel Member by either Eldorado or Propco, then Eldorado and Propco shall cause the Third Panel Member to be appointed by the managing officer of the American Arbitration Association.

(c)    Within ten (10) Business Days after the selection of the Arbitration Panel, Eldorado and Propco each shall submit to the Arbitration Panel a written statement identifying its summary of the issues. Either of Eldorado or Propco may also request an evidentiary hearing on the merits in addition to the submission of written statements, such request to be made in writing within such ten (10) Business Day period. The Arbitration Panel shall determine the appropriate terms and conditions of the Purchase Agreement and the ROFR Lease in accordance with this Agreement and otherwise based on the Arbitration Panel’s determination of fair market terms relative to the ROFR Property. The Arbitration Panel shall make its decision within twenty (20) days after the later of (i) the submission of such written statements, and (ii) the conclusion of any evidentiary hearing on the merits (if any). The Arbitration Panel shall reach its decision by majority vote and shall communicate its decision by written notice to Eldorado and Propco.

(d)    The decision by the Arbitration Panel shall be final, binding and conclusive and shall be non-appealable and enforceable in any court having jurisdiction. All hearings and proceedings held by the Arbitration Panel shall take place in New York, New York.

(e)    The resolution procedure described herein shall be governed by the Commercial Rules of the American Arbitration Association and the Procedures for Large, Complex, Commercial Disputes in effect as of the date hereof.

(f)    Eldorado and Propco shall bear equally the fees, costs and expenses of the Arbitration Panel in conducting any arbitration described in this Section 3.

4.    Miscellaneous.

(a)    Notices. Any notice, request or other communication to be given by any party hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid and return receipt requested, by hand delivery or express courier service, by email transmission or by an overnight express service to the following address or to such other address as either party may hereafter designate:

To Eldorado:    Caesars Entertainment, Inc.
100 West Liberty Street, Suite 1150
Reno, NV 89501
Attention: General Counsel
Email: equatmann@eldoradoresorts.com

To Propco:    VICI Properties L.P.
c/o VICI Properties Inc.
535 Madison Avenue, 20th Floor
New York, New York 10022
Attention: Samantha S. Gallagher, General Counsel
Email: corplaw@viciproperties.com
Notice shall be deemed to have been given on the date of delivery if such delivery is made on a Business Day, or if not, on the first Business Day after delivery. If delivery is refused, notice shall be deemed to have been given on the date delivery was first attempted. Notice sent by email shall be deemed given only upon an independent, non-automated confirmation from the recipient acknowledging receipt.

(b)    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Eldorado and Propco and their respective successors and assigns, and shall remain in full force and effect in the event of a change of control of either party. This Agreement shall, to the extent within the control of the Eldorado Related Parties (and, if at any time not within their control, they shall use good faith, commercially reasonable efforts to procure such control), “run with the land” and remain in full force and effect in the event of a sale, directly or indirectly, of the ROFR Property or any interests therein, or the equity of any entity that owns, directly or indirectly, the ROFR Property or any portion thereof and the parties shall, promptly following closing of the Merger (as defined in the Master Transaction Agreement), take such actions as reasonably requested by Propco to memorialize the same, including Eldorado to the extent within the control of the Eldorado Related Parties (and, if at any time not within their control, they shall use good faith, commercially reasonable efforts to procure such control) causing the owner of the ROFR Property to join this Agreement and execute and deliver a memorandum of this Agreement, in form and substance reasonably satisfactory to Propco, which will be recorded in the applicable real estate records. Neither Eldorado nor Propco shall have the right to assign its rights or obligations under this Agreement without the prior written consent of the other party; provided, that Propco may assign its rights (but not its obligations) under this Agreement to VICI Properties Inc., or an Affiliate thereof without such prior written consent; provided, further, that if Eldorado sells its indirect interest in the ROFR Property it shall cause (and shall be permitted to cause) the buyer thereof to assume its rights and obligations under this Agreement and Eldorado shall thereafter be released from its obligations hereunder.
(c)    Entire Agreement; Amendment. This Agreement, together with the Master Transaction Agreement, the Ancillary Agreements (as defined in the Master Transaction Agreement), the exhibits hereto and any other documents and instruments executed pursuant hereto, constitute the entire and final agreement of the parties with respect to the subject matter hereof, and no provision of this Agreement may be waived, modified, amended, discharged or terminated except by an agreement in writing signed by the parties. Eldorado and Propco hereby agree that all prior or contemporaneous oral understandings, agreements or negotiations relative to the subject matter hereof are merged into and revoked by this Agreement.
(d)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, which State the parties agree has a substantial relationship to the parties and to the underlying transaction embodied hereby. This Agreement is the product of joint drafting by the parties and shall not be construed against either party as the drafter hereof.
(e)    Venue. With respect to any action relating to this Agreement, Eldorado and Propco each irrevocably submits to the exclusive jurisdiction of the courts of the State of New York sitting in the borough of Manhattan and the United States District Court having jurisdiction over New York County, New York, and Eldorado and Propco each waives: (a) any objection to the laying of venue of any suit or action brought in any such court; (b) any claim that such suit or action has been brought in an inconvenient forum; (c) any claim that the enforcement of this Section 4(e) is unreasonable, unduly oppressive, and/or unconscionable; and (d) the right to claim that such court lacks jurisdiction over that party.

(f)    Waiver of Jury Trial. EACH PARTY HERETO, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT.
(g)    Severability. If any term or provision of this Agreement or any application thereof shall be held invalid or unenforceable, the remainder of this Agreement and any other application of such term or provision shall not be affected thereby.
(h)    Third-Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.
(i)    Time of Essence. TIME IS OF THE ESSENCE OF THIS AGREEMENT AND EACH PROVISION HEREOF IN WHICH TIME OF PERFORMANCE IS ESTABLISHED.
(j)    Further Assurances. The parties agree to promptly sign all documents reasonably requested to give effect to the provisions of this Agreement. In addition, Propco agrees to, at Eldorado’s sole cost and expense, reasonably cooperate with all applicable Gaming Authorities in connection with the administration of their regulatory jurisdiction over Eldorado and its Subsidiaries, if any, including the provision of such documents and other information as may be requested by such Gaming Authorities relating to Eldorado or any of its Subsidiaries, if any, or to this Agreement and which are within Propco’s control to obtain and provide.
(k)    Counterparts; Originals. This Agreement may be executed in any number of counterparts, each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument. Facsimile or digital copies of this Agreement, including the signature page hereof, shall be deemed originals for all purposes.
(l)    Termination. This Agreement shall automatically terminate and be of no further force or effect from and after the earliest of such time as (i) both of the Regional Lease and that certain Lease (CPLV), dated as of October 6, 2017 (as amended, restated or otherwise modified from time to time, and which Lease was renamed, effective as of the date hereof, the “Las Vegas Lease”) shall have been terminated or have expired in accordance with the express terms thereof, (ii) Propco or any of its Affiliates shall have acquired the ROFR Property or (iii) Eldorado or any of its Affiliates shall have sold the ROFR Property to a third party in accordance with, and not in contravention of, the terms and conditions of this Agreement. For the avoidance of doubt, a transaction or event resulting in a change of control of either Eldorado or Propco shall not result in a termination of this Agreement; provided, that Eldorado may be released from its obligations hereunder upon the assumption by a buyer of its indirect interest as provided in Section 4(b) above.

(m)    Gaming Regulations; Licensing Events; Termination.

(i)    Notwithstanding anything herein to the contrary, this Agreement and any agreement formed pursuant to the terms hereof are subject to all applicable Gaming Laws and all rights, remedies and powers under this Agreement and any agreement formed pursuant to the terms hereof may be exercised only to the extent that required approvals (including prior approvals) are obtained from the requisite Gaming Authorities.

(ii)    If there shall occur a Propco Licensing Event and any aspect of such Propco Licensing Event is attributable to a member of the Propco Subject Group, then Eldorado shall notify Propco as promptly as practicable after becoming aware of such Propco Licensing Event (but in no event later than twenty (20) days after becoming aware of such Propco Licensing Event). In such event, Propco shall, and shall use commercially reasonable efforts to cause the other members of the Propco Subject Group to, use commercially reasonable efforts to assist Eldorado and its Affiliates in resolving such Propco Licensing Event within the time period required by the applicable Gaming Authorities by submitting to investigation by the relevant Gaming Authorities and cooperating with any reasonable requests made by such Gaming Authorities (including filing requested forms and delivering information to the Gaming Authorities). If, despite these efforts, such Propco Licensing Event cannot be resolved to the satisfaction of the applicable Gaming Authorities within the time period required by such Gaming Authorities, Eldorado shall have the right, at its election in its sole discretion, either to (A) terminate this Agreement or (B) cause this Agreement to temporarily cease to be in force or effect, until such time, if any, as the Propco Licensing Event is resolved to the satisfaction of the applicable Gaming Authorities and Eldorado in its sole discretion, upon no less than ninety (90) days’ written notice thereof to Propco following a Propco Licensing Event which is not cured within the period required by the applicable Gaming Authorities (or such lesser time as required by any applicable Gaming Authority).

(iii)    If there shall occur a Eldorado Licensing Event and any aspect of such Eldorado Licensing Event is attributable to a member of the Eldorado Subject Group, then Propco shall notify Eldorado as promptly as practicable after becoming aware of such Eldorado Licensing Event (but in no event later than twenty (20) days after becoming aware of such Eldorado Licensing Event). In such event, Eldorado shall, and shall use commercially reasonable efforts to cause the other members of the Eldorado Subject Group to, use commercially reasonable efforts to assist Propco and its Affiliates in resolving such Eldorado Licensing Event within the time period required by the applicable Gaming Authorities by submitting to investigation by the relevant Gaming Authorities and cooperating with any reasonable requests made by such Gaming Authorities (including filing requested forms and delivering information to the Gaming Authorities). If, despite these efforts, such Eldorado Licensing Event cannot be resolved to the satisfaction of the applicable Gaming Authorities within the time period required by such Gaming Authorities, Propco shall have the right, at its election in its sole discretion, either to (A) terminate this Agreement or (B) cause this Agreement to temporarily cease to be in force or effect, until such time, if any, as the Eldorado Licensing Event is resolved to the satisfaction of the applicable Gaming Authorities and Propco in its sole discretion, upon no less than ninety (90) days’ written notice thereof to Eldorado following a Eldorado Licensing Event which is not cured within the period required by the applicable Gaming Authorities (or such lesser time as required by any applicable Gaming Authority).
(n)     Certain Covenants. Eldorado will use its good faith commercially reasonable efforts to take any and all actions necessary (including without limitation good faith commercially reasonable efforts to (i) obtain the consents or approvals of any partners in CRBH and CBAC and

(ii) effectuate any amendments to the Horseshoe Baltimore Operating Agreements necessary, if any) to give effect to this Agreement and the purpose and intent hereof.
(o)        Guaranty. In the event Eldorado and/or its Affiliates and Propco and/or its Affiliates enter into a stand-alone lease pursuant to this Agreement, Eldorado will guaranty the performance of the lessee under such lease to the same extent as it guarantees the performance of the applicable lessees under the Regional Lease, such guaranty to be substantially similar in form and substance as the form of Eldorado guaranty entered into with respect to the Regional Lease with such other changes as may be mutually agreed between Propco and Eldorado acting in good faith in a commercially reasonable manner.
(p)    Remedies. Each party hereto expressly acknowledges and agrees that it would be difficult to measure the damages that might result from any actual or threatened breach of this Agreement, that any actual or threatened breach by such party of any of the provisions of this Agreement might result in immediate, irreparable and continuing injury to the other party hereto and that a remedy at law for any such actual or threatened breach by any such party of the provisions of this Agreement might be inadequate. Each party hereto therefore agrees that the other party shall be entitled, without the posting of a bond, to temporary, preliminary and permanent injunctive relief or other equitable relief, issued by a court of competent jurisdiction, in the case of any such actual or threatened breach by such party.
(q)    REIT Protection.  This Agreement shall be interpreted in a manner that is consistent with the continued qualification of VICI Properties Inc., a Maryland corporation (“VICI REIT”) as a “real estate investment trust” under Section 856(a) of the Internal Revenue Code of 1986, as amended, or any similar or successor provisions thereto (a “REIT”). Notwithstanding anything to the contrary set forth in this Agreement, VICI REIT shall not be required to take any action or refrain from taking any action that would, in either case, reasonably be expected to cause VICI REIT to fail to qualify as a REIT.

(r)    Opco/Propco Transaction. In the event that Eldorado or the Eldorado Related Parties desire to sell the ROFR Property together with the operating and other assets related thereto, in an opco/propco structure or in a situation in which parties may bid or otherwise participate in an opco/propco structure, in each case, that constitutes a Propco Opportunity Transaction (an “Opco/Propco Transaction”), the terms of this Agreement shall apply to the proposed Opco/Propco Transaction except as follows: (i) the Propco Election Period shall be extended from thirty (30) to forty-five (45) days (or from twenty (20) to thirty (30) days, in the case of Alternative Propco ROFR Terms as provided for in Section 2(d)), in order to permit Propco and its Affiliates to find an operator with which to exercise the Propco ROFR, (ii) the Propco ROFR Discussion Period shall be extended to one hundred twenty (120) days and the Licensing Period shall be extended to two hundred seventy (270) days with respect to the Opco/Propco Transaction; (iii) the Eldorado Marketing and Negotiation Period shall be extended to one hundred fifty (150) days and the Eldorado Closing Period shall be extended to two hundred seventy (270) days with respect to the Opco/Propco Transaction, (iv) prior to its exercise of the Propco ROFR, Propco may designate one or more bona fide operators to receive Financial Information and the proposed purchase price for the ROFR Property from Eldorado regarding the ROFR Property (but not any other information regarding the

ROFR Property, and subject to execution by such operators of a customary non-disclosure agreement with Eldorado), (v) upon its exercise of the Propco ROFR, Propco may select one of the foregoing operators with which to pursue the exercise of the Propco ROFR and Propco shall thereafter be permitted to share customary due diligence information with respect to the ROFR Property with such designated operator pursuant to the terms of the aforementioned non-disclosure agreement, (vi) the terms of this Agreement that are specific to a sale leaseback structure involving Eldorado, including the Regional Lease Amendment and the guaranty by Eldorado of the performance thereunder, shall not apply, (vii) the parties will work in good faith to resolve any issues related to the implementation of this ROFR with respect to an Opco/Propco Transaction that are not specifically addressed herein, and (viii) to the extent, after the exercise of such good faith efforts, the parties cannot so agree, any matters remaining unresolved at the end of the Propco Election Period or the Propco ROFR Discussion Period, as applicable, shall be established pursuant to arbitration in accordance with the procedures set forth herein.

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IN WITNESS WHEREOF, Eldorado and Propco have executed this Right of First Refusal Agreement as of the date first set forth above.

ELDORADO:

ELDORADO RESORTS, INC.,
a Nevada corporation

By: /s/ Edmund L. Quatmann, Jr.
Name: Edmund L. Quatmann, Jr.
Title: Secretary

[Signatures continue on next page]

[Signature Page to Baltimore ROFR Agreement]

PROPCO:

VICI Properties L.P.,
a Delaware limited partnership

By: /s/ David Kieske
Name: David Kiese
Title:     Treasurer

[Signature Page to Baltimore ROFR Agreement]

EXHIBIT A

Term Sheet

Exhibit A

EXHIBIT B
Description of the Property

Exhibit B